Lawson Products Reports Net Sales Growth of 10.2% for the First Quarter of 2011

DES PLAINES, Ill. – (BUSINESS WIRE) – April 28, 2011 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, today announced results for the first quarter of 2011.

Highlights:

•	Net sales grew by 10.2% year-over-year to $82.6 million

•	Excluding 2010 non-recurring items, operating income increased by $1.6 million, or 72%, year-over-year

•	Excluding 2010 non-recurring items, diluted earnings per share increased $0.09 to $0.23 for the quarter from $0.14 for the prior year period

•	As of March 31, 2011 cash-on-hand was $27.2 million with no debt outstanding

Thomas Neri, president and chief executive officer commented, “During the quarter, we continued to successfully execute our plan to achieve sustainable long-term growth. Our evolving sales model and ongoing operational improvements, combined with a more positive economic environment, enabled us to deliver significantly improved financial results.”

Lawson reported net sales of $82.6 million in the first quarter of 2011, an increase of 10.2% over the prior year quarter. The $7.7 million net sales increase was primarily the result of continued growth in the Company’s national, government, and automotive segments. On a combined basis, the national and government sectors accounted for approximately 19% of net sales in the first quarter of 2011, compared to approximately 14% in the same quarter last year. Average daily sales increased to $1.311 million from $1.189 million in the prior year quarter.

Gross profit increased by $3.6 million to $49.9 million in the first quarter of 2011. As a percent of net sales, gross profit declined to 60.5% in the first quarter of 2011 from 61.8% in the first quarter of 2010, primarily due to a planned shift in the sales mix toward higher volume customers that carry lower gross margins. However, lower commissions are typically paid on these sales resulting in a net margin improvement.

Selling, general and administrative expenses (SG&A) as a percent of net sales decreased by 3.4 percentage points year-over-year as the Company continued to generate operating efficiencies and productivity gains while at the same time investing to strengthen its infrastructure. During the quarter, the Company expended $5.1 million on the implementation of its new enterprise resource planning (ERP) system, of which $1.9 million was expensed during the period and $3.2 million was capitalized. Excluding the $1.9 million of expenses related to ERP, SG&A as a percent of net sales decreased 5.7 percentage points.

Excluding 2010 non-recurring items, operating income increased by $1.6 million, or 72%, year-over-year. In the first quarter of 2010, Lawson reported two non-recurring items which positively impacted the Company’s results: a $1.7 million gain on the sale of the Company’s Dallas, Texas distribution center and a favorable legal settlement of $0.6 million. Including these items, operating income in the first quarter of 2011 was $3.7 million, compared to $4.4 million in the prior year quarter.

Excluding the non-recurring items previously mentioned and the related tax impact, diluted earnings per share increased from $0.14 in the first quarter 2010 to $0.23 in the first quarter 2011. Net income for the first quarter of 2011 was $2.0 million, or $0.23 per diluted share, compared to $2.3 million, or $0.27 per diluted share in the prior year quarter.

Thomas Neri concluded by commenting, “The continuing economic recovery is providing an improving backdrop for our ongoing efforts to achieve sustainable growth. Throughout the remainder of the year, we will continue to strengthen our foundation in the MRO marketplace, with a specific focus on targeting opportunities in strategic, high-growth segments. This ongoing effort, which includes the implementation of our ERP platform and other infrastructure improvements, will result in ongoing costs during 2011, however, will position the Company for long-term growth.”

About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS), is an industrial distributor of more than 300,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of 1,100 experienced field sales agents and approximately 900 employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2010 Form 10-K filed on February 17, 2011. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2011	2010
Net sales	$82,579	$74,910
Cost of goods sold	32,640	28,585

Gross profit	49,939	46,325

Selling, general and administrative expenses	45,449	43,719
Severance expenses	745	426
Gain on disposal of assets	—	(1,701)
Legal settlement	—	(550)

Operating income	3,745	4,431
Interest expense	(512)	(85)
Other income	16	16

Income from continuing operations before income taxes	3,249	4,362

Income tax expense	1,199	2,130

Income from continuing operations	2,050	2,232

Discontinued operations, net of income taxes	(30)	100

Net income	$2,020	$2,332

Basic income per share of common stock:
Continuing operations	$0.24	$0.26
Discontinued operations	—	0.01

Net income	$0.24	$0.27

Diluted income per share of common stock:
Continuing operations	$0.24	$0.26
Discontinued operations	(0.01)	0.01

Net income	$0.23	$0.27
Cash dividends declared per share of common stock	$0.12	$0.06

Basic weighted average shares outstanding	8,531	8,522
Diluted effect of stock based compensation	74	—

Diluted weighted average shares outstanding	8,605	8,522

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,242	$40,566
Accounts receivable, less allowance for doubtful accounts	36,749	33,398
Inventories	51,314	47,167
Miscellaneous receivables and prepaid expenses	9,022	8,905
Deferred income taxes	4,275	4,251
Discontinued operations	661	619

Total current assets	129,263	134,906

Property, plant and equipment, net	47,544	44,442
Cash value of life insurance	15,939	15,660
Deferred income taxes	10,570	11,492
Goodwill	28,504	28,307
Other assets	1,296	1,577

Total assets	$233,116	$236,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,637	$18,195
Accrued expenses and other liabilities	28,939	35,348
Discontinued operations	687	2,008
Total current liabilities	50,263	55,551

Security bonus plans	25,382	25,602
Deferred compensation	11,353	10,792
Other liabilities	1,585	1,574

	38,320	37,968

Total Stockholders’ Equity	144,533	142,865

Total liabilities and stockholders’ equity	$233,116	$236,384

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(Amounts in thousands)
(Unaudited)
	Three Months Ended March 31,
	2011	2010
Operating income, as reported per GAAP	$3,745	$4,431
Gain on sale of assets (1)	—	(1,701)
Legal settlement (2)	—	(550)

Adjusted non-GAAP operating income	$3,745	$2,180

(1)	The $1.7 million gain on disposal of assets in 2010 relates to the sale of the Dallas, Texas distribution center.

(2)	The $0.6 million benefit recorded in the three months ended March 31, 2010 relates to proceeds received from legal remedies related to the actions of several former sales agents and the Share Corporation.

Contact: Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
847-827-9666, ext. 2665